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                                                                                                        Nicor Gas Company
                                                                                                        Form 10-Q
                                                                                                        Exhibit 12.01

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                                                             Nicor Gas Company
                                     Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)


                                              Twelve
                                           months ended                         Year Ended December 31
                                           September 30,   ------------------------------------------------------------------

                                              2001            2000          1999          1998          1997          1996
                                           ------------    ----------    ----------    ----------    ----------    ----------

Earnings available to cover fixed charges:

   Net income                              $    114,746    $   22,184    $   96,142    $   94,119    $  106,922    $  107,106


   Add:Income taxes                              68,281         6,832        55,896        55,299        64,714        63,579

       Fixed charges                             49,027        44,281        38,914        44,870        46,886        46,747

       Allowance for funds
       used during construction                    (260)         (363)         (118)         (269)          (11)           (5)
                                           ------------    ----------    ----------    ----------    ----------    ----------
                                           $    231,794    $   72,934    $  190,834    $  194,019    $  218,511    $   217,427
                                           ============    ==========    ==========    ==========    ==========    ===========

Fixed charges:

   Interest on debt                        $     47,065    $   42,365    $   39,245    $   42,624    $   45,246    $    43,762

   Other interest charges
     and amortization of debt
     discount, premium, and expense, net          1,962         1,916          (331)        2,246         1,640          2,985
                                           ------------    ----------    ----------    ----------    ----------    -----------
                                           $     49,027    $   44,281    $   38,914    $   44,870    $   46,886    $    46,747
                                           ============    ==========    ==========    ==========    ==========    ===========

Ratio of earnings to fixed charges                 4.73          1.65          4.90          4.32          4.66           4.65
                                           ============    ==========    ==========    ==========    ==========    ===========


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